EXHIBIT 21.1

                         CEDRIC KUSHNER PROMOTIONS, INC.

         Subsidiaries

                  Cedric Kushner Boxing, Inc., a Delaware Corporation
                  Cedric Kushner Promotions, Ltd., a New York Corporation Cedric Kushner Sport Network, Ltd., a New York Corporation Big Content, Inc., a Delaware Corporation
                  ThunderBox, Inc., a Delaware corporation